Exhibit 4.1

[FACE OF NOTE]

THIS SECURITY IS A REGISTERED GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

THE WESTERN UNION COMPANY

Floating Rate Note Due August 21, 2015	CUSIP: 959802 AS8 ISIN: US959802AS88

No. R-1	$ 250,000,000

The Western Union Company, a Delaware corporation (the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to Cede & Co., or its registered assigns, the principal sum of TWO HUNDRED FIFTY MILLION DOLLARS, ($250,000,000), or such other amount as indicated on the Schedule of Exchanges of Notes attached hereto, on August 21, 2015.

Issue Date: August 22, 2013.

Interest Payment Dates: February 21, May 21, August 21 and November 21, commencing November 21, 2013.

Regular Record Dates: February 6, May 6, August 6 and November 6.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which shall for all purposes have the same effect as if set forth at this place.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

Date:	THE WESTERN UNION COMPANY

By:
		Name:	Scott E. Stevens
		Title:	Senior Vice President and Treasurer

[Corporate Seal]

(Trustee’s Certificate of Authentication)

This is one of the Securities authorized to be issued pursuant to the Indenture referred to in this Note.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[REVERSE SIDE OF NOTE]

THE WESTERN UNION COMPANY

Floating Rate Note Due August 21, 2015

1.	Definitions.

Terms not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture dated as of November 17, 2006, as amended by the Supplemental Indenture dated September 6, 2007, between the Company and Wells Fargo Bank, National Association, as Trustee (as amended from time to time, the “Indenture”).

“Calculation Agent” means a financial institution appointed by the Company to calculate the interest rate payable on this Note in respect of each Interest Period, which Calculation Agent shall initially be the Trustee.

“Determination Date” with respect to an Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the issue date and end on and include November 20, 2013.

“Interest Reset Date” means the first day of any Interest Period.

“LIBOR”, with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on the display on Page LIBOR01 of Reuters (or any successor service) for the purpose of displaying the London interbank offered rates of major banks for U.S. dollars (or such other page as may replace that page on that service (or any successor service) for the purpose of displaying such rates) as of 11:00 a.m., London time, on the Determination Date. If such page does not include such a rate or is unavailable on a Determination Date, the Company will request the principal London office of each of four major banks in the London interbank market, as selected by the Company, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Company will request each of three major banks in New York City, as selected by the Company, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“London Banking Day” means any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

2.	Principal and Interest.

The Company promises to pay the principal of this Note on August 21, 2015. If the maturity date of this Note is not a Business Day, then the principal amount of the Note plus accrued and unpaid interest thereon shall be paid on the next succeeding Business Day with the same effect as if payment were made on the maturity date, and no interest shall accrue for the maturity date, or thereafter.

The Company promises to pay interest on the principal amount of this Note on each interest payment date, as set forth on the face of this Note, at the rate per annum, reset quarterly, equal to LIBOR plus 1.00%, as determined by the Calculation Agent (subject to adjustment as provided below). The amount of interest for each day that this Note is outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Note then outstanding. The amount of interest to be paid on this Note for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period. All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards). The interest rate on this Note will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. The Calculation Agent will, upon the request of any Holder of this Note, provide the interest rate then in effect with respect to this Note. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company and the Holder of this Note.

Interest shall be payable quarterly (to the holders of record of this Note at the close of business on the February 6, May 6, August 6 and November 6 immediately preceding the interest payment date) on each interest payment date, commencing November 21, 2013.

Interest on this Note shall accrue from the most recent date on which interest has been paid or provided for on this Note or the Note surrendered in exchange for this Note (or, if there is no existing default in the payment of interest and if this Note is authenticated between a regular record date and the next interest payment date, from such interest payment date) or, if no interest has been paid, from the Issue Date to and including the day immediately preceding the next interest payment date.

If any interest payment date falls on a day that is not a Business Day, then payment shall be made on the next succeeding Business Day, unless the next succeeding Business Day is in the next succeeding calendar month, in which case payment shall be made on the immediately preceding Business Day without additional interest and with the same effect as if it were made on the originally scheduled date.

Interest not paid when due and any interest on principal, premium or interest not paid when due shall be paid to the Persons that are Holders on a special record date, which shall be the 15th day next preceding the date fixed by the Company for the payment of such interest, whether or not such day is a Business Day. At least 15 days before a special record date, the Company shall send to each Holder and to the Trustee a notice that sets forth the special record date, the payment date and the amount of interest to be paid.

3.	Indenture.

This is one of the Securities issued under the Indenture. Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated. The terms of this Note include those stated in or otherwise provided in accordance with the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. This Note is subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of this Note shall control.

This Note is a general unsecured obligation of the Company. The Indenture does not limit the original aggregate principal amount of the Notes, or any additional Securities that may be issued pursuant to the Indenture, and the Notes and all such additional Securities vote together for all purposes as a single class.

4.	Change of Control Repurchase; Redemption; Discharge Prior to Redemption or Maturity.

If a Change of Control Triggering Event (as defined below) occurs, the Company shall make an offer (the “Change of Control Offer”) to each holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes on the terms set forth in this Section 4. In the Change of Control Offer, the Company shall offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the option of the Company, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed (or sent electronically in accordance with applicable DTC procedures) to holders of the Notes, with a copy to the Trustee, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the applicable notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent (the “Change of Control Payment Date”). The notice shall, if mailed or sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, the Company shall, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer and not withdrawn;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(3)	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company shall comply with the requirements of Rule 14e-1 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict and compliance.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes properly tender and do not withdraw the Notes in a Change of Control Offer (or an offer made by a third party as described above) and the Company, or any third-party making an offer in lieu of the Company, as described above, purchases all of the Notes properly tendered and not withdrawn by such holders, the Company or the third party making such offer shall have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer or offer by such third party described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment.

For purposes of the Change of Control Offer provisions of the Notes, the following definitions shall apply:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of the Company’s assets and the assets of its subsidiaries substantially as an entirety or as an entirety, taken as a whole, to any person, other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed in such transaction, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the outstanding Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Company’s board of directors are not Continuing Directors; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) or (3) above if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s board of directors who (1) was a member of such board of directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or resolution adopted by the Company’s board of directors or by approval by the Company’s board of directors of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Inc., and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Moody’s, S&P and Fitch; and (2) if any or all of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s board of directors) as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by all three of the Rating Agencies from an Investment Grade Rating to below an Investment Grade Rating, in any case on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing upon the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following the consummation of the Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if any of the Rating Agencies does not announce or publicly confirm or inform the Trustee in writing at the Company’s or its request that the reduction in ratings was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has been consummated at the time of the Rating Event).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

There is no sinking fund or mandatory redemption applicable to this Note.

If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on this Note to maturity, the Company may in certain circumstances be discharged from the Indenture and the Notes.

5.	Covenant Defeasance

The provisions in Article 8 of the Indenture relating to Discharge (including Sections 8.01 and 8.05) shall be applicable to the Notes, including the provisions relating to Change of Control Offers, provided that the Notes may only be discharged in the Interest Period in which the Notes mature. For the purposes of Section 8.05(e) of the Indenture, the term “Holder” shall refer to the beneficial owner.

6.	Other Provisions.

With respect to the Notes, Section 4.08(a) as set forth in the Indenture shall read as follows: “(a) the sum of the aggregate sale price of property involved in the Sale and Leaseback Transactions not otherwise permitted plus the aggregate amount of indebtedness secured by Liens referred to in subsection (11) of the definition of “Permitted Liens” does not exceed the greater of $300 million or 15% of Consolidated Net Worth;”.

With respect to the Notes, subsection (11) of the definition of “Permitted Liens” as set forth in the Indenture shall read as follows: “(11) Liens not otherwise permitted if the aggregate amount of the indebtedness secured by those Liens, plus the aggregate sales price of property involved in Sale and Leaseback Transactions referred to in Section 4.08(a), does not exceed the greater of $300 million or 15% of Consolidated Net Worth.”

With respect to the Notes, the definition of “Financing Lease” shall read as follows: “Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP as it exists on August 19, 2013 to be capitalized on a balance sheet of the lessee.

7.	Registered Form; Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of $2,000 principal amount and any multiple of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Trustee may require a Holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Pursuant to the Indenture, there shall be certain periods during which the Trustee may not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.

8.	Defaults and Remedies.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations provided in the Indenture, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

9.	Amendment and Waiver.

The Indenture and this Note may be amended, or default thereunder may be waived, in accordance with provisions set forth in the Indenture.

10.	Authentication.

This Note is not valid until the Trustee (or Authenticating Agent) signs the certificate of authentication on the other side of this Note.

11.	Governing Law.

The laws of the State of New York shall govern this Note, without regard to conflicts of law principles thereof.

12.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

The Company shall furnish a copy of the Indenture to any Holder upon written request and without charge.

[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date:

_____________________________

Seller

By ___________________________

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

  Signature

Guarantee:1 _______________________________

By _____________________________

To be executed by an executive officer

[1]	Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF NOTES

The following exchanges of a part of this Registered Global Security for other Securities or a part of another Registered Global Security have been made:

Date of Exchange	Amount of decrease in principal amount of this Registered Global Security	Amount of increase in principal amount of this Registered Global Security	Principal amount of this Registered Global Security following such decrease (or increase)	Signature of authorized officer of Trustee